EXHIBIT 22.5: Minutes - Annual Shareholders' Meeting - June 18, 2013

                              SIGNAL ADVANCE, INC.
                     ANNUAL SHAREHOLDERS' MEETING MINUTES
                                 18 JUNE, 2013

Meeting called to order at 10:10 AM

Attending were: Lori Blythe, Chris Hymel, Dick Seltzer, Malcolm Skolnick, Ron Stubbers and Karl Zercoe

Reading of Minutes of the previous annual shareholders meeting was waived by majority vote.

Attestation was made as to the delivery and form of the materials provided and incorporated herein by reference.

Properly executed proxies, received timely, were examined. In conjunction with the shares represented by the attendees, attestation as to the presence of a quorum was made.

A current shareholders' list was presented and examined and Karl Zercoe was appointed inspector of Elections.


Annual Report & Discussion:

Financial reports for years-ended 2011/2012 audited by a registered PCAOB auditor were provided. Dr. Hymel discussed the revisions to previous years as well as expanded disclosures which were required by the SEC in order to comply with the Financial Standards Accounting Board-Accounting Standards Codification (FASB-ASC) . The most significant change requiring the expensing of the intel-lectual property (IP) acquisition cost as the IP was acquired from a related party (the company president) in exchange for equity.

Discussion was led by Dr. Hymel regarding submissions to and responses to comments made by the Securities and Exchange Commission. The Company's responses and associated amendments to the confidential draft registration statement (on Form S-1) have successfully satisfied SEC requirements and has been requested to submit an amended draft which incorporates the information and revisions provided previous in previous communications as well as current PCAOB audited financial reports (tp be completed for the interim six month period ending June 30, 2013). Following the SEC review and declaration of the effectiveness of the registration statement, the company will be able to disseminate the registration statement publicly, via the SEC EDGAR system.

Dr. Hymel further discussed the FINRA 211 submission status and the DTC application process. The 211 submission (based on the SEC rule 15C211) is required in order for the brokerage firm to quote SAI common stock and trade the shares publicly. In the latest FINRA communication (dated March 18, 2013) the compliance examiner had only a single comment

 "...the staff requests the following to continue the review process:

     1. The date the SEC has declared the Issuer's Form S-1 effective, when available."



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Following a declaration regarding effective of the company's registration statement and subsequent clearance by FINRA for the brokerage firm to trade SAI common stock publicly, the Company (through a DTC participant) will apply for DTC eligibility, which allows the SAI common stock to be traded electronically. The DTC eligibility application process typically takes 2-4 weeks (likely, closer to 2 weeks if the SEC has already declared a registration statement to be effective).

Dr. Hymel also discussed preliminary discussions with a cardiologist regarding a research license to use SA in a medical application, in which SA would receive royalties for any resultant commercial application. In addition, Dr. Hymel mentioned another firms reviewing SA IP and a recent offer to meet with a large motor control firm.

Ms. Lori Blythe presented a first draft of content to be displayed on an updated Company website. A spirited discussion followed.

Election of members of the Board of Directors and the votes on Corporate
Resolutions:

Ron Stubbers (SAI vice-president) was nominated as an additional candidate for a board position. The nomination was seconded and Mr. Stubbers was added as "write-in" candidate.

Tabulation of Shareholder votes for members of the Board of Directors and approval of resolutions ensued.

The results for members of the Board of Directors:

Candidate           Yes                      No                 Abstain

Chris Hymel       7,174,089 (75.8%)(1)
David Minter        969,250 (10.2%)(1)    256,250 (2.7%)(1)
Richard Seltzer   7,174,089 (75.8%)(1)
Malcolm Skolnick  7,174,089 (75.8%)(1)
Karl Zercoe       7,174,089 (75.8%)(1)
Ron Stubbers      6,204,839 (65.6%)(1)
 (write-in)

The majority of shares voted for Mr. Stubbers resulted in his election to the Board of Directors.

The minority of votes for Mr. Minter resulted in the failure to re-elect him to the Board.

The results for the following three resolutions:                Yes(2)

1) Ratification of the appointment of Bobby J. Hutton   7,174,089 (75.8%)(1)
   as the PCAOB auditor for the current year.

2) Approval of minutes of previous meeting.             7,174,089 (75.8%)(1)

3) Ratification of all proceedings of the corporation   7,174,089 (75.8%)(1)
   and actions of the Officers/Directors since the previous SH meeting.

      Note 1:  Percent of outstanding shares (9,458,659)
      Note 2:   There were no "no" or "abstain" votes.
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The shareholder's meeting was adjourned and 10:55 am,
peace and harmony prevailing.

A Meeting of the Board of Directors was called immediately thereafter to appoint officers.

The results are as follows:

   Dr. Hymel was appointed President/Treasurer and CEO
   Dr. Skolnick was appointed Secretary.
   Mr. Stubbers was appointed Vice-President


Respectfully submitted

/s/ Malcolm Skolnick

Malcolm Skolnick, Secretary







































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